EXHIBIT 99.2

AUDIT AND COMPLIANCE COMMITTEE REPORT
The Audit and Compliance Committee of the Board of Directors of the Federal Home Loan Bank of Seattle (Seattle Bank) consists of six directors, two representing the public interest and four representing industry members. The members of the Audit and Compliance Committee are Gordon Zimmerman (chair), Cynthia A. Parker (vice chair), Craig E. Dahl, William V. Humphreys, James G. Livingston, and Jack T. Riggs. The Audit and Compliance Committee members are independent, as defined by the Federal Housing Finance Agency.
The Audit and Compliance Committee oversees the Seattle Bank’s financial reporting process; reviews compliance with laws, regulations, policies, and procedures; and evaluates the adequacy of administrative, operating, and internal controls. The Audit and Compliance Committee has adopted and is governed by a written charter.
In fulfilling its responsibilities, the Audit and Compliance Committee has reviewed and discussed with the Seattle Bank’s management and its independent auditors the audited financial statements and the independent auditors report thereon. In addition, the Audit and Compliance Committee has discussed with the independent auditor the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61, as modified and supplemented. The Audit and Compliance Committee has also received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regulations regarding the independent auditor's communications with the Audit and Compliance Committee concerning independence.
Based on the review and discussions referred to above, the current Audit and Compliance Committee recommended to the Board of Directors that the 2010 audited financial statements be included in the Seattle Bank’s Annual Report on Form 10-K.
Audit and Compliance Committee
Gordon Zimmerman, Chair
Cynthia A. Parker, Vice Chair
Craig E. Dahl
William V. Humphreys
James G. Livingston
Jack T. Riggs, M.D.